Petroteq Provides an Update on All-Cash Offer from Viston

SHERMAN OAKS, CA / ACCESSWIRE / February 10, 2022 / Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE)(OTC PINK:PQEFF)(FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil extraction and remediation technologies, announced today that it has received from Canadian legal counsel to Viston Swiss United AG ("Viston"), a Swiss company, a copy of an advice (the "Bank Advice") issued by Royal Bank of Scotland on February 7, 2022 confirming that UNIExpress Investment Holdings PLC ("UNIExpress"), as the sending bank acting on behalf of its client Viston, is holding cash funds in the amount of 420,000,000EUR in favor of the receiving bank's client, Kingsdale Advisors. Kingsdale Advisors has been retained by Viston as the Information Agent and Depository in connection with the tender offer (the "Offer") by 869889 Ontario Inc. (the "Offeror"), an indirect wholly-owned subsidiary of Viston, to purchase all of the issued and outstanding common stock of Petroteq. The Bank Advice includes confirmation by UNIExpress that the funds are irrevocably blocked and are reserved in favor of Kingsdale Advisors for a period of 45 days. Petroteq's Board of Directors is very pleased with the progress being made by Viston in respect of the premium, all cash Offer which is set to expire on February 28, 2022 at 5:00 pm (Toronto time).

Viston Has Passed Key Regulatory Milestones

On February 9, 2022, Viston and the Offeror announced completion of two key regulatory milestones - namely:

  The Hart-Scott-Rodino Act (the "HSR Act") waiting period expired on February 4, 2022. The HSR Act is a key U.S. antitrust act that enables the Federal Trade Commission and the Department of Justice to review proposed merger transactions by requiring the parties to observe a waiting period before closing their transaction.
  The initial review period under the Investment Canada Act also lapsed on February 3, 2022, with no national security related notice being issued, thereby allowing the Offer to proceed under the Canadian foreign investment rules.

Reminder to Petroteq Shareholders

Shareholders are reminded:

• Veston has filed a variation and extension notice varying certain conditions to the Offer, thus extending the Offer through February 28, 2022.

• Viston's premium, all cash Offer is set to expire on February 28, 2022 at 5:00 p.m. (Toronto time). Only by tendering can shareholders avail themselves of the $0.74 cash consideration which represents a 279% premium to the closing price on the TSX-V on the last trading day prior to the trading halt imposed by the TSX-V in August 2021, and a 1,032% premium to the 52-week volume weighted average trading price on the TSX-V prior to the German voluntary public purchase offer made in April 2021.

• The Board of Directors of Petroteq has unanimously recommended that shareholders tender their Common Shares and has publicly announced that each of the Directors has indicated their intention to tender their own Common Shares to the Offer.

• Shareholders that hold Petroteq Common Shares through a broker or other financial intermediary should be aware that intermediaries often have internal deadlines several days in advance of the expiry date. Therefore, shareholders are encouraged to tender today.

For More Information and How to Tender Shares to the Offer

Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election. Registered shareholders that hold Common Shares in their own name need to complete a Letter of Transmittal and send, along with share certificates or DRS statements to the Depositary at the address listed on the Letter of Transmittal.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment.

Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

About the Offeror

The Offeror is an indirect, wholly-owned subsidiary of Viston, a Swiss company limited by shares (AG) established in 2008 under the laws of Switzerland. The Offeror was established on September 28, 2021 under the laws of the Province of Ontario. The Offeror's registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1G5. The registered and head office of Viston is located at Haggenstreet 9, 9014 St. Gallen, Switzerland.

Viston was created to invest in renewable energies and clean technologies, as well as in the environmental protection industry. Viston aims to foster innovative technologies, environmentally-friendly and clean fossil fuels and to help shape the future of energy. Since October 2008, Viston has undertaken its research, development and transfer initiatives in Saint Gallen, Switzerland. Viston has been working to optimize and adapt these technologies to current market requirements to create well-engineered products. Viston's work also includes the determination of technical and economic risks, as well as the search for financing opportunities.

Additional Information

In connection with the Offer, Petroteq has filed with Canadian securities regulators a Directors' Circular dated November 6, 2021 (the "Directors' Circular") and a Supplement to the Director's Circular dated December 29, 2021 (the "Supplement").  Petroteq has also filed with the United States Securities and Exchange Commission (the "SEC") the Board's Solicitation/ Recommendation Statement on Schedule 14D-9 dated November 6, 2021 (the "Schedule 14D-9") which includes the Directors' Circular as an exhibit, and an amendment to the Schedule 14D-9 dated January 4, 2022 (the "Schedule 14D-9/A") which includes the Supplement as an exhibit. Any additional amendments to the Schedule 14D-9 filed by Petroteq that is required to be mailed to shareholders, will be mailed to shareholders of Petroteq. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Supplement, the Directors' Circular, the Schedule 14D-9/A, the Schedule 14D-9, and any amendments or supplements thereto, and other documents filed by Petroteq with Canadian securities regulators and the SEC related to the Offer, for no charge: on SEDAR under Petroteq's profile at www.sedar.com; on EDGAR at www.sec.gov; or www.petroteq.com. Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

Reader Advisories

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company are intended to identify forward-looking information, including the timing of take-up of shares under the Offer. Readers are cautioned that there is no certainty that the Company's business will be commercially viable to produce any portion of the resources. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: uncertainties regarding the Offer; risks related to the sources of funds to be used by Viston in satisfying the Cash Consideration payable in respect of any Common Shares acquired under the Offer; risks related to the ultimate control persons(s) of Viston; risks relating to the failure of Viston to obtain all necessary regulatory approvals in respect of the Offer; the risk that the Offer may be varied, accelerated or terminated in certain circumstances; risks relating to the outcome of the Offer; the risk that the conditions to the Offer may not be satisfied or, to the extent permitted, waived; the risk that no compelling or superior proposals will emerge; operating results; uncertainties inherent in the estimation of resources, including whether, or the extent to which, any reserves will ever be attributed to the Company's properties; since the Company's extraction technology is proprietary, is not widely used in the industry, and has not been used in continuous commercial production, any determination or opinions by third party experts and evaluators that the Company's bitumen resources may be classified as resources potentially could be challenged by regulatory authorities; full scale commercial production may engender public opposition; the Company cannot be certain that its current bitumen resources will be economically recoverable; there is no assurance that Utah's School and Institutional Trust Land Administration will approve the recent assignment by Valkor, LLC to Petroteq's subsidiary, TMC Capital, LLC, of the Asphalt Ridge NW Leases in exchange for Petroteq's Temple Mountain Leases; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of the Company to raise capital; litigation; the commercial and economic viability of the Company's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by the Company or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of the Company to maintain its mineral lease holdings; potential failure of the Company's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; the Company's status and stage of development; sufficiency of funds; general economic, market and business conditions; volatility of commodity inputs; variations in foreign exchange rates and interest rates; hedging strategies; national or global financial crisis; the potential for management estimates and assumptions to be inaccurate; risks associated with establishing and maintaining systems of internal controls; any requirement to incur additional indebtedness; Petroteq defaulting on its obligations under its indebtedness; the ability of Petroteq to generate cash to service its indebtedness; risks related to COVID-19, including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION
Petroteq Energy Inc.
Vladimir Podlipsky
Interim Chief Executive Officer
Tel: (800) 979-1897